Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 18, 2015, with respect to the consolidated financial statements included in the Annual Report of Aeolus Pharmaceuticals, Inc. (the "Company") on Form 10-K for the years ended September 30, 2015 and 2014.  We consent to the incorporation by reference of said reports in the Registration Statements of Aeolus Pharmaceuticals, Inc. as filed with the Securities and Exchange Commission under the following file numbers: File Nos. 333-12923, 333-53017, 333-33636, 333-94169, 333-58754, 333-99421, 333-98635, 333-98637, 333-115499, 333-121424, 333-121425, 333-141633, 333-173776, 333-181409, 333-188670 and 333-190770.

/s/ GRANT THORNTON LLP

San Diego, California
December 18, 2015